October 18, 2013

# Documents and Reports

| Fund Name | Fact Sheet | Semi-Annual Report | Annual Report | Summary Prospectus | Prospectus | SAI | Portfolio Holdings |
|---|---|---|---|---|---|---|---|
| Balanced | PDF 9/30/13 | PDF 12/31/12 | PDF 6/30/13 | PDF 11/1/12 | PDF 11/1/12 | PDF 11/1/12 | PDF 9/30/13 |
| Dividend Growth | PDF 9/30/13 | PDF 12/31/12 | PDF 6/30/13 | PDF 11/1/12 | PDF 11/1/12 | PDF 11/1/12 | PDF 9/30/13 |
| Global Dividend Growth | PDF 9/30/13 | PDF 12/31/12 | PDF 6/30/13 | PDF 11/1/12 | PDF 11/1/12 | PDF 11/1/12 | PDF 9/30/13 |
| Large Cap Growth | PDF 9/30/13 | PDF 12/31/12 | PDF 6/30/13 | PDF 11/1/12 | PDF 11/1/12 | PDF 11/1/12 | PDF 9/30/13 |
| Mid Cap Growth | PDF 9/30/13 | PDF 12/31/12 | PDF 6/30/13 | PDF 11/1/12 | PDF 11/1/12 | PDF 11/1/12 | PDF 9/30/13 |
| International Growth | PDF 9/30/13 | PDF 12/31/12 | PDF 6/30/13 | PDF 11/1/12 | PDF 11/1/12 | PDF 11/1/12 | PDF 9/30/13 |
| Small Cap Growth | PDF 9/30/13 | PDF 12/31/12 | PDF 6/30/13 | PDF 11/1/12 | PDF 11/1/12 | PDF 11/1/12 | PDF 9/30/13 |
| Developing Markets Growth | PDF 9/30/13 | PDF 12/31/12 | PDF 6/30/13 | PDF 11/1/12 | PDF 11/1/12 | PDF 11/1/12 | PDF 9/30/13 |
| U.S. Government Securities | PDF 9/30/13 | PDF 9/30/12 | PDF 3/31/13 | PDF 8/1/13 | PDF 8/1/13 | PDF 8/1/13 | PDF 9/30/13 |
| Quality Income | PDF 9/30/13 | | PDF 3/31/13 | PDF 8/1/13 | PDF 8/1/13 | PDF 8/1/13 | PDF 9/30/13 |
| Tax-Free Income | PDF 9/30/13 | PDF 9/30/12 | PDF 3/31/13 | PDF 8/1/13 | PDF 8/1/13 | PDF 8/1/13 | PDF 9/30/13 |
| Minnesota Tax-Free Income | PDF 9/30/13 | PDF 9/30/12 | PDF 3/31/13 | PDF 8/1/13 | PDF 8/1/13 | PDF 8/1/13 | PDF 9/30/13 |

XBRL Documents. The XBRL files are in interactive data format using the eXtensible Business Reporting Language (XBRL). The XBRL files include certain information contained in the Funds' prospectus. The XBRL files may only be viewed with an interactive data viewer. The SEC provides a viewer for XBRL files.

The prospectus contains additional information about the Funds and should be read carefully before investing.

- XBRL Prospectus dated 8/1/2013
  - U.S. Government Securities Fund, Tax-Free Income Fund, and Minnesota Tax-Free Income Fund
- XBRL Prospectus dated 11/1/2012
  - Balanced Fund, Dividend Growth Fund, Global Dividend Growth Fund, Large Cap Growth Fund, Mid Cap Growth Fund, International Growth Fund, Small Cap Growth Fund and Developing Markets Growth Fund
- XBRL Prospectus dated 12/31/2012
  - Quality Income Fund



# Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

## Sector Allocation
as of 9/30/2013


Cash Equivalents
3.4%
Single Family Mortgage
20.5%
Multi Family Mortgage
15.8%
Other Revenue
14.1%
Education/Student Loan
11.1%
General Obligation
6.6%
Closed-End Mutual Funds
6.3%
Hospital / Health Care
6.1%
Insured
5.9%
Sectors less than 4%
10.2%

## Quality Ratings
(% of Total Net Assets)

as of 9/30/2013


Other Assets & Liabilities
3.4%
AAA
10.2%
AA
26.5%
A
21.9%
BBB
11.2%
Less Than BBB
7.2%
Non-Rated
19.6%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

| | AAA | AA | A | BBB | BB | >BB |
|---|---|---|---|---|---|---|
| *Assessment of Non-Rated Securities | 0.0% | 1.6% | 0.2% | 3.2% | 9.0% | 5.6% |

## Complete List of Holdings

Holdings as of June 30, 2013.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

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### Important Legal Information



# Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

## Sector Allocation
as of 9/30/2013


Cash Equivalents
3.4%
Single Family Mortgage
20.5%
Multi Family Mortgage
15.8%
Other Revenue
14.1%
Education/Student Loan
11.1%
General Obligation
6.6%
Closed-End Mutual Funds
6.3%
Hospital / Health Care
6.1%
Insured
5.9%
Sectors less than 4%
10.2%

## Quality Ratings
(% of Total Net Assets)

as of 9/30/2013


Other Assets & Liabilities
3.4%
AAA
10.2%
AA
26.5%
A
21.9%
BBB
11.2%
Less Than BBB
7.2%
Non-Rated
19.6%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

| | AAA | AA | A | BBB | BB | >BB |
|---|---|---|---|---|---|---|
| *Assessment of Non-Rated Securities | 0.0% | 1.6% | 0.2% | 3.2% | 9.0% | 5.6% |

## Complete List of Holdings

Holdings as of June 30, 2013.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

### Search

Go

### E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send Reset

### Open an Account

It's easy to open an account. Prospectuses and applications are available online.

### Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



# U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Sector Allocation

as of 9/30/2013


Cash & Other Net Assets
6.9%
SBA Pass-Through
0.9%
Asset-Backed
5.1%
FHLMC Pass-Through
8.9%
GNMA Pass-Through
10.8%
FNMA Pass-Through
21.9%
CMO
45.5%

## Estimated Average Life Profile

as of 9/30/2013


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
8.2%
86.9%
4.9%
0.0%
0.0%
0-1 Year
1-5 Years
5-10 Years
10-20 Years
20+ Years

## Complete List of Holdings

Holdings as of September 30, 2013.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

### Search

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### E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

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### Open an Account

It's easy to open an account. Prospectuses and applications are available online.

### Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



# U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit U.S. Government Securities Fund** | **-0.35%** | **-2.02%** | **1.40%** | **3.39%** | **3.82%** | **5.97%** |
| Barclays Intermediate Government Index | 0.40 | -0.80 | 1.75 | 2.52 | 3.36 | 6.17 |

*Not Annualized; **Inception Date of 6/2/87

## Fund Facts

- The Fund seeks high current income and safety of principal
- Lead portfolio manager has been at the helm of this Fund since inception over 19 years ago.

## About the Fund

| | |
|---|---|
| Net Assets (as of 9/30/2013): | $940.2 Million |
| Inception Date: | 6/2/87 |
| Lead Manager Tenure: | Since 6/2/87 |
| Ticker Symbol: | SNGVX |
| Sit Fund Number: | 3 |
| CUSIP Number: | 829800-10-1 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

## Fund Management

**Michael C. Brilley**

- 44 Years of industry experience.

**Bryce A. Doty, CFA**

- 23 Years of industry experience.

**Mark H. Book, CFA, CMA**

- 25 Years of industry experience.

Click for Full Biographies

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Daily Prices
Account Access
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Documents
Applications

## Delivering Positive Annual Returns


Positive Annual Returns
Every Year Since 1987
Sit U.S. Government
Securities Fund

Click for a larger version.

## Search

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## Open an Account

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## Performance Table

View the quarterly performance of the Fund.



### Important Legal Information



# U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Yields and Durations
as of 9/30/2013

| | 30-Day SEC Yield | 12-Month Distribution Rate | Average Maturity | Effective Duration[1] |
|---|---|---|---|---|
| Sit U.S. Government Securities Fund | 1.49% | 0.99% | 19.7 Years | 1.4 Years |

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| Sit U.S. Government Securities Fund | -0.35% | -2.02% | 1.40% | 3.39% | 3.82% | 5.97% |
| Barclays Intermediate Government Bond Index | 0.40 | -0.80 | 1.75 | 3.52 | 3.76 | 6.17 |

*Not Annualized; **Inception Date of 6/2/87


10%
5%
0%
-5%
Sit U.S. Government Securities Fund
Barclays Intermediate Government Bond Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 1987 | 1988 | 1989 | 1990 | 1991 | 1992 |
|---|---|---|---|---|---|---|
| Sit U.S. Government Securities Fund | 6.05% | 7.86% | 11.04% | 10.97% | 12.87% | 5.43% |
| Barclays Intermediate Government Bond Index | 4.47 | 6.40 | 12.68 | 9.56 | 14.11 | 6.93 |
| | **1993** | **1994** | **1995** | **1996** | **1997** | **1998** |
| Sit U.S. Government Securities Fund | 7.34% | 1.77% | 11.50% | 4.99% | 8.19% | 6.52% |
| Barclays Intermediate Government Bond Index | 8.17 | -1.75 | 14.41 | 4.06 | 7.72 | 8.49 |
| | **1999** | **2000** | **2001** | **2002** | **2003** | **2004** |
| Sit U.S. Government Securities Fund | 1.37% | 9.15% | 8.56% | 5.79% | 1.19% | 3.35% |
| Barclays Intermediate Government Bond Index | 0.49 | 10.47 | 8.42 | 9.64 | 2.29 | 2.33 |
| | **2005** | **2006** | **2007** | **2008** | **2009** | **2010** |
| Sit U.S. Government Securities Fund | 2.49% | 4.13% | 6.92% | 5.13% | 7.78% | 4.91% |
| Barclays Intermediate Government Bond Index | 1.68 | 3.84 | 8.47 | 10.43 | -0.32 | 4.98 |
| | **2011** | **2012** | **2013** | | | |
| Sit U.S. Government Securities Fund | 2.72% | 2.67% | -2.09% | | | |
| Barclays Intermediate Government Bond Index | 6.08 | 1.73 | -0.83 | | | |


16%
12%
8%
4%
0%
-4%
Sit U.S. Government Securities Fund
Barclays Capital Intermediate Government Bond Index
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

## Growth of $10,000
as of 9/30/2013


$50,000
$40,000
$30,000
$20,000
$10,000
Sit U.S. Government Securities Fund
Barclays Capital Intermediate Government Bond Index
5/31/1987
9/30/2013

The sum of $10,000 invested at inception (6/2/87) and held until 9/30/2013 would have grown to $46,032 in the Fund or $48,436 in the Barclays Intermediate Government Bond Index assuming reinvestment of all dividends and capital gains.

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) Effective duration is a measure which reflects estimated price sensitivity to a given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Effective duratin is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

Search

Go

E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send Reset

Open an Account

It's easy to open an account. Prospectuses and applications are available online.

Performance Table

View the quarterly performance of the Fund.



# Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

## Sector Allocation

as of 9/30/2013



Other Assets & Liabilities 2.5%
Bonds 31.3%
Stocks 66.2%

## Top Stock Holdings

as of 9/30/2013

| Top Five Stocks | % of Net Assets |
|---|---|
| Chevron Corp. | 1.9% |
| Google, Inc. | 1.6 |
| Apple, Inc. | 1.6 |
| Visa, Inc. | 1.5 |
| International Business Machines Corp. | 1.5 |
| Number of Holdings: 184 | Top Five Stock Holdings: 8.2% |

## Complete List of Holdings

Holdings as of September 30, 2013

**Important Legal Information**



# Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Balanced Fund** | **3.74%** | **10.10%** | **9.81%** | **7.39%** | **6.34%** | **6.65%** |
| S&P 500 Index | 5.25 | 19.34 | 16.27 | 10.02 | 7.57 | 8.78 |
| Barclays Aggregate Bond Index | 0.57 | -1.68 | 2.86 | 5.41 | 4.59 | 5.82 |
| *Not Annualized; **Inception Date of 12/31/93 | | | | | | |

## Fund Facts

- The Fund seeks long-term capital growth consistent with preservation of principal and seeks to provide shareholders with regular income.

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

## Top Five Stock Holdings

as of 9/30/2013

- Chevron Corp.
- Google, Inc.
- Apple, Inc.
- Visa, Inc.
- International Business Machines Corp.

## About the Fund

| | |
|---|---|
| Net Assets (as of 9/30/2013): | $13.9 Million |
| Inception Date: | 12/31/93 |
| Lead Manager Tenure: | Since 1/1/98 |
| Ticker Symbol: | SIBAX |
| Sit Fund Number: | 9 |
| CUSIP Number: | 82980D-20-2 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Fund Management

**Roger J. Sit**

- 23 Years of industry experience.

**Bryce A. Doty, CFA**

- 23 Years of industry experience.

**John M. Bernstein**

- 20 Years of industry experience.

Click for Full Biographies

Daily Prices
Account Access
Contact Us
Documents
Applications

Search

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E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send | Reset

Open an Account

It's easy to open an account. Prospectuses and applications are available online.

**The Sit Mutual Funds**
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices

**Notes**

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance fiqures are historical and do not quarantee future results. Investment returns and

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



# Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Balanced Fund** | **3.74%** | **10.10%** | **9.81%** | **7.39%** | **6.34%** | **6.65%** |
| S&P 500 Index | 5.25 | 19.34 | 16.27 | 10.02 | 7.57 | 8.78 |
| Barclays Aggregate Bond Index | 0.57 | -1.68 | 2.86 | 5.41 | 4.59 | 5.82 |

*Not Annualized; **Inception Date of 12/31/93


Sit Balanced Fund
S&P 500 Index
Barclays Aggregate Bond Index
20%
15%
10%
5%
0%
-5%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 1994 | 1995 | 1996 | 1997 | 1998 |
|---|---|---|---|---|---|
| **Sit Balanced** | **-0.33%** | **25.43%** | **15.80%** | **21.73%** | **21.30%** |
| S&P 500 Index | 1.32 | 37.58 | 22.96 | 33.36 | 28.58 |
| Barclays Aggregate Bond Index | -2.92 | 18.47 | 3.63 | 9.65 | 8.69 |
| | 1999 | 2000 | 2001 | 2002 | 2003 |
| **Sit Balanced** | **20.15%** | **-4.80%** | **-12.99%** | **-18.59%** | **19.20%** |
| S&P 500 Index | 21.04 | -9.11 | -11.88 | -22.10 | 28.68 |
| Barclays Aggregate Bond Index | -0.82 | 11.63 | 8.44 | 10.25 | 4.10 |
| | 2004 | 2005 | 2006 | 2007 | 2008 |
| **Sit Balanced** | **9.22%** | **7.51%** | **7.88%** | **10.52%** | **-26.88%** |
| S&P 500 Index | 10.88 | 4.91 | 15.80 | 5.50 | -37.00 |
| Barclays Aggregate Bond Index | 4.34 | 2.43 | 4.33 | 6.97 | 5.24 |
| | 2009 | 2010 | 2011 | 2012 | 2013 |
| **Sit Balanced** | **23.12%** | **10.51%** | **2.04%** | **9.95%** | **10.65%** |
| S&P 500 Index | 26.47 | 15.06 | 2.11 | 16.00 | 19.79 |
| Barclays Aggregate Bond Index | 5.93 | 6.54 | 7.84 | 4.22 | -1.89 |


Sit Balanced
S&P 500 Index
Barclays Capital Aggregate Bond Index
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

## Growth of $10,000
as of 9/30/2013


$25,000
$20,000
$15,000
$10,000
$5,000
1/1/2004
1/1/2006
1/1/2008
1/1/2010
1/1/2012
Sit Balanced Fund
S&P 500® Index
Barclays Aggregate Bond ...

The chart above illustrates the total value of hypothetical $10,000 investment in the Fund over the past 10 years as compared to the performance of the S&P 500 Index and the Barclays Captial Aggregate Bond Index. Past performance does not guarantee future results. Returns include the reinvestment of distributions. The chart does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

1. S&P 500® Index is an unmanaged capitalization-weighted index that measures the performance of 500 widely held common stocks of large-cap companies. It is not possible to invest directly in an index.

2. Barclays Aggregate Bond Index is an unmanaged market value-weighted index which measures the performance of investment grade debt securities with maturities of at least one year.

**Notes**

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

or sending money.



# Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

## Sector Allocation
as of 9/30/2013


Cash & Other Net Assets
1.6%
Finance
14.8%
Consumer Non-Durables
11.5%
Energy Minerals
10.8%
Electronic Technology
9.6%
Non-Energy Minerals
8.7%
Consumer Services
8.1%
Retail Trade
7.9%
Producer Manufacturing
7.0%
Sectors Less Than 6.5%
20.0%

## Portfolio Structure by Region
as of 9/30/2013


Asia
60.0%
62.1%
Latin America
27.1%
20.1%
Africa/Middle East
9.9%
7.7%
Europe
1.4%
10.1%
Cash & Other Net Assets
1.6%
0.0%
0
10
20
30
40
50
60
70
MSCI Emerging Markets Index
Sit Developing Markets Growth Fund

## Top Stock Holdings
as of 9/30/2013

| Company | % of Net Assets |
|---|---|
| Samsung Electronics Co., Ltd. | 5.1% |
| Cia de Bebidas das Americas, ADR | 3.9 |
| Tencent Holdings, Ltd. | 3.4 |
| Naspers, Ltd. | 3.1 |
| CNOOC, Ltd., ADR | 3.0 |
| Shinhan Financial Group Co., Ltd. | 3.0 |
| BHP Billiton, Ltd., ADR | 3.0 |
| BHP Billiton, Ltd., ADR | 3.0 |
| Hengan International Group Co., Ltd. | 3.0 |
| Cheil Worldwide, Inc. | 2.8 |
| Embraer SA, ADR | 2.8 |
| Number of Holdings: 55 | Top 10: 33.3% |

## Complete List of Holdings

Holdings as of September 30, 2013.

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# Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Daily Prices
Account Access
Contact Us
Documents
Applications

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Developing Markets Growth Fund** | **7.99%** | **3.69%** | **-1.04%** | **4.20%** | **10.20%** | **4.64%** |
| MSCI Emerging Markets Index | 5.01 | -1.52 | -2.81 | 4.64 | 10.09 | 3.82 |

*Not Annualized; **Inception Date of 7/1/94

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

## About the Fund

| | |
|---|---|
| Net Assets (as of 9/30/2013): | $11.5 Million |
| Inception Date: | 7/1/94 |
| Lead Manager Tenure: | Since 7/1/94 |
| Ticker Symbol: | SDMGX |
| Sit Fund Number: | 11 |
| CUSIP Number: | 82980D-40-0 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Fund Management

**Roger J. Sit**

- 23 Years of industry experience.

**Raymond E. Sit**

- 20 Years of industry experience.

Click for Full Biographies

## Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

## Top Five Stock Holdings

as of 9/30/2013

- Samsung Electronics Co., Ltd.
- Cia de Bebidas das Americas, ADR
- Tencent Holdings, Ltd.
- Naspers, Ltd.
- CNOOC, Ltd., ADR

## Search

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## E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

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## Open an Account

It's easy to open an account. Prospectuses and applications are available online.

**Notes**

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

*Sit Developing Markets Growth Fund* invests in international securities, which can involve
*Sit Developing Markets Growth Fund* invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.



# Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Daily Prices
Account Access
Contact Us
Documents
Applications

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Developing Markets Growth Fund** | **7.99%** | **3.69%** | **-1.04%** | **4.20%** | **10.20%** | **4.64%** |
| MSCI Emerging Markets Index | 5.01 | -1.52 | -2.81 | 4.64 | 10.09 | 3.82 |

*Not Annualized; **Inception Date of 7/1/94


15%
10%
5%
0%
-5%
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 1994 | 1995 | 1996 | 1997 | 1998 |
|---|---|---|---|---|---|
| **Sit Developing Markets Growth Fund** | **-2.02%** | **-4.29%** | **17.27%** | **-5.20%** | **-24.93%** |
| MSCI Emerging Markets Index | 2.80 | -6.94 | 3.92 | -13.40 | -27.52 |
| | **1999** | **2000** | **2001** | **2002** | **2003** |
| **Sit Developing Markets Growth Fund** | **82.50%** | **-30.18%** | **-12.01%** | **-18.37%** | **45.96%** |
| MSCI Emerging Markets Index | 63.70 | -31.80 | -4.91 | -7.97 | 51.59 |
| | **2004** | **2005** | **2006** | **2007** | **2008** |
| **Sit Developing Markets Growth Fund** | **16.54%** | **33.77%** | **31.59%** | **40.72%** | **-55.26%** |
| MSCI Emerging Markets Index | 22.45 | 30.31 | 29.18 | 36.48 | -54.48 |
| | **2009** | **2010** | **2011** | **2012** | **2013** |
| **Sit Developing Markets Growth Fund** | **73.97%** | **14.53%** | **-18.48%** | **11.08%** | **-1.72%** |
| MSCI Emerging Markets Index | 74.50 | 16.36 | -20.41 | 15.15 | -6.42 |


125%
100%
75%
50%
25%
0%
-25%
-50%
-75%
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

## Growth of $10,000
as of 9/30/2013


$40,000
$30,000
$20,000
$10,000
$0
1/1/2004
1/1/2006
1/1/2008
1/1/2010
1/1/2012
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index

The sum of $10,000 invested on and held until 9/30/2013 would have grown to $26,408 in the Fund or $26,149 in the MSCI Emerging Markets Index assuming reinvestment of all dividends and capital gains.

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

*Sit Developing Markets Growth Fund* invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

Search
Go
E-Mail Updates
Enter your e-mail address to receive information about the Sit Mutual Funds.
Send | Reset
Open an Account
It's easy to open an account. Prospectuses and applications are available online.

any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For



# Dividend Growth Fund

I Class Ticker: SDVGX

S Class Ticker: SDVSX

Fund Type: Equity Income

## Sector Allocation

as of 9/30/2013


Cash & Other Net Assets 0.7%
Finance 14.7%
Health Technology 12.1%
Producer Manufacturing 10.1%
Consumer Non-Durables 9.4%
Electronic Technology 9.2%
Energy Minerals 8.0%
Retail Trade 6.1%
Technology Services 4.8%
Sectors Less Than 4% 24.9%

## Top Stock Holdings

as of 9/30/2013

| Company | % of Net Assets |
|---|---|
| Chevron Corp. | 3.3% |
| Johnson & Johnson | 2.5 |
| International Business Machines Corp. | 2.4 |
| PepsiCo, Inc. | 2.1 |
| Verizon Communications, Inc. | 2.1 |
| JPMorgan Chase & Co. | 2.1 |
| Microsoft Corp. | 2.0 |
| Procter & Gamble Co. | 2.0 |
| Pfizer, Inc. | 1.8 |
| Occidental Petroleum Corp. | 1.8 |
| Number of Holdings: 89 | Top 10: 22.0% |

## Complete List of Holdings

Holdings as of September 30, 2013.

**Important Legal Information**

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.

# Dividend Growth Fund



I Class Ticker: SDVGX

S Class Ticker: SDVSX

Fund Type: Equity Income

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Since Inception** |
|---|---|---|---|---|---|
| **Sit Dividend Growth Class I** | **3.73%** | **17.32%** | **15.04%** | **10.24%** | **8.90%** |
| S&P 500 Index | 5.25 | 19.34 | 16.27 | 10.02 | 6.50 |
| **Sit Dividend Growth Class S** | **3.74** | **17.10** | **14.76** | **n/a** | **7.74** |
| S&P 500 Index | 5.25 | 19.34 | 16.27 | n/a | 5.78 |

*Not Annualized; **I Class Inception Date of 12/31/03, S Class Inception Date of 3/31/06.

## About the Fund

| | |
|---|---|
| I Class Net Assets (as of 9/30/2013): | $949.1 Million |
| S Class Net Assets (as of 9/30/2013): | $143.7 Million |
| Inception Date: | 12/31/03 |
| Lead Manager Tenure: | Since 12/31/03 |
| I Class Ticker Symbol: | SDVGX |
| I Class Sit Fund Number: | 15 |
| I Class CUSIP Number: | 82980D-70-7 |
| I Class Minimum Investment Amount: | $100,000 |
| I Class Minimum IRA Investment Amount: | $2,000 |
| S Class Ticker Symbol: | SDVSX |
| S Class Sit Fund Number: | 17 |
| S Class CUSIP Number: | 82980D-80-6 |
| S Class Minimum Investment Amount: | $5,000 |
| S Class Minimum IRA Investment Amount: | $2,000 |

## Fund Facts

- The Fund primarily seeks to provide current income that exceeds the dividend yield of the S&P 500 Index and that grows over a period of years. Secondarily the Fund seeks long-term capital appreciation.

## Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

## Top Five Stock Holdings

as of 9/30/2013

- Chevron Corp.
- Johnson & Johnson
- International Business Machines Corp.
- PepsiCo, Inc.
- Verizon Communications, Inc.

## Fund Management

**Roger J. Sit**

- 23 Years of industry experience.

**Kent L. Johnson, CFA**

- 24 Years of industry experience.

**Michael J. Stellmacher, CFA**

- 22 Years of industry experience.

Click for Full Biographies

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

## Search

Go

## E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send | Reset

## Open an Account

It's easy to open an account. Prospectuses and applications are available online.

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



# Dividend Growth Fund

I Class Ticker: SDVGX

S Class Ticker: SDVSX

Fund Type: Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Distribution Rate
as of 9/30/2013

| | 30-Day SEC Yield[1] | 12-Month Distribution Rate [1] |
|---|---|---|
| **Sit Dividend Growth Class I** | **1.68%** | **1.43%** |
| **Sit Dividend Growth Class S** | **1.43%** | **1.42%** |

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Since Inception** |
|---|---|---|---|---|---|
| **Sit Dividend Growth Class I** | **3.73%** | **17.32%** | **15.04%** | **10.24%** | **8.90%** |
| S&P 500 Index | 5.25 | 19.34 | 16.27 | 10.02 | 6.50 |
| **Sit Dividend Growth Class S** | **3.74** | **17.10** | **14.76** | **--** | **7.74** |
| S&P 500 Index | 5.25 | 19.34 | 16.27 | -- | 5.78 |

*Not Annualized; **I Class Inception Date of 12/31/03, S Class Inception Date of 3/31/06.


25%
20%
15%
10%
5%
0%
Sit Dividend Growth Class I
S&P 500 Index
Three Month
One Year
Three Year
Five Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 2004 | 2005 | 2006 | 2007 | 2008 |
|---|---|---|---|---|---|
| **Sit Dividend Growth Class I** | **10.91%** | **9.41%** | **18.29%** | **12.89%** | **-29.60%** |
| S&P 500 Index | 10.88 | 4.91 | 15.80 | 5.50 | -37.00 |
| | **2009** | **2010** | **2011** | **2012** | **2013** |
| **Sit Dividend Growth Class I** | **25.59%** | **16.43%** | **3.29%** | **13.54%** | **17.40%** |
| S&P 500 Index | 26.47 | 16.19 | 2.98 | 16.00 | 19.79 |


40%
0%
-20%
-40%
Sit Dividend Growth Class I
S&P 500 Index
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

## Growth of $10,000
as of 9/30/2013


$24,000
$18,000
$12,000
$6,000
$0
1/1/2004
1/1/2006
1/1/2008
1/1/2010
1/1/2012
Sit Dividend Growth Fund Class I
S&P 500® Index

The sum of $10,000 invested at inception (12/31/03) and held until 9/30/2013 would have grown to $22,968 in the Fund's Class I or $18,485 in the S&P 500 Index assuming reinvestment of all dividends and capital gains.

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) The SEC yield reflects the rate at which the Fund is earning income on its current portfolio of securities, while the distribution rate reflects the Fund's past dividends paid to shareholders based on net investment income distributed and the average NAV during the past 12 months. Accordingly the Fund's SEC yield and distribution rate may differ. Dividends are paid quarterly.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

Search

Go

E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send | Reset

Open an Account

It's easy to open an account. Prospectuses and applications are available online.

### Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation,



# Global Dividend Growth Fund

I Class Ticker: GDGIX

S Class Ticker: GDGSX

Fund Type: Global Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Daily Prices
Account Access
Contact Us
Documents
Applications

## Sector Allocation
as of 9/30/2013


Cash & Other Net Assets 1.3%
Finance 14.9%
Health Technology 10.9%
Energy Minerals 9.5%
Producer Manufacturing 9.5%
Consumer Non-Durables 8.9%
Retail Trade 7.3%
Electronic Technology 6.7%
Consumer Durables 4.5%
Sectors Less Than 4.5% 26.5%

## Top Stock Holdings
as of 9/30/2013

| Company | % of Net Assets |
|---|---|
| Chevron Corp. | 2.9% |
| Centrica, PLC | 2.9 |
| SGS SA | 2.3 |
| Covidien, PLC | 2.2 |
| GlaxoSmithKline, PLC, ADR | 2.2 |
| Verizon Communications, Inc. | 2.1 |
| McDonald's Corp. | 2.0 |
| Johnson & Johnson | 2.0 |
| BHP Billiton, Ltd., ADR | 2.0 |
| Diageo, PLC, ADR | 2.0 |
| Number of Holdings: 79 | Top 10: 12.5% |

## Complete List of Holdings

Holdings as of September 30, 2013.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

### Search

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### E-Mail Updates

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### Open an Account

It's easy to open an account. Prospectuses and applications are available online.

# Global Dividend Growth Fund



I Class Ticker: GDGIX

S Class Ticker: GDGSX

Fund Type: Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Since Inception* |
|---|---|---|---|
| **Sit Global Dividend Growth Class I** | **5.22%** | **15.62%** | **66.15%** |
| **Sit Global Dividend Growth Class S** | **5.17** | **15.36** | **64.07** |
| Composite Index | 7.76 | 21.22 | 51.39 |

*Not Annualized; **Inception Date of 9/30/08

## About the Fund

| | |
|---|---|
| I Class Net Assets (as of 9/30/2013): | $17.6 Million |
| S Class Net Assets (as of 9/30/2013): | $3.5 Million |
| Inception Date: | 9/30/08 |
| Lead Manager Tenure: | Since 9/30/08 |
| I Class Ticker Symbol: | GDGIX |
| I Class Sit Fund Number: | 20 |
| I Class CUSIP Number: | 82980D-88-9 |
| I Class Minimum Investment Amount: | $100,000 |
| I Class Minimum IRA Investment Amount: | $100,000 |
| S Class Ticker Symbol: | GDGSX |
| S Class Sit Fund Number: | 21 |
| S Class CUSIP Number: | 82980D-87-1 |
| S Class Minimum Investment Amount: | $5,000 |
| S Class Minimum IRA Investment Amount: | $2,000 |

## Fund Facts

- The Fund primarily seeks to provide current income that exceeds the dividend yield of a composite index (comprised of 60% S&P 500 Index and 40% MSCI EAFE Index) and that grows over a period of years. Secondarily the Fund seeks long-term capital appreciation.

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

## Top Five Stock Holdings

as of 9/30/2013

- Chevron Corp.
- Centrica, PLC
- SGS SA
- Covidien, PLC
- GlaxoSmithKline, PLC, ADR

## Fund Management

**Roger J. Sit**

- 23 Years of industry experience.

**Kent L. Johnson, CFA**

- 24 Years of industry experience.

**Raymond E. Sit**

- 20 Years of industry experience.

**Michael J. Stellmacher, CFA**

- 22 Years of industry experience.

**Tasha M. Murdoff**

- 17 Years of industry experience.

Click for Full Biographies

**The Sit Mutual Funds**
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

## Merging Strategies


Merging Strategies
Sit Global Dividend Growth Fund

Click for a larger version.

## Search

Go

## E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send Reset

## Open an Account

It's easy to open an account. Prospectuses and applications are available online.

**Notes**

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



# Global Dividend Growth Fund

I Class Ticker: GDGIX

S Class Ticker: GDGSX

Fund Type: International Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Distribution Rate
as of 9/30/2013

| | 30-Day SEC Yield[1] | 12-Month Distribution Rate [1] |
|---|---|---|
| **Sit Global Dividend Growth Class I** | **1.68%** | **1.43%** |
| **Sit Global Dividend Growth Class S** | **1.43%** | **1.42%** |

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Since Inception** |
|---|---|---|---|---|
| **Sit Global Dividend Growth Class I** | **5.22%** | **15.62%** | **11.17%** | **10.68%** |
| **Sit Global Dividend Growth Class S** | **5.17** | **15.36** | **10.90** | **10.40** |
| Composite Index | 7.76 | 21.22 | 13.19 | 8.64 |


Sit Global Dividend Growth Fund Class I
Composite Index
25%
20%
15%
10%
5%
0%
3 Month
1 Year
3 Year
5 Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 2008 | 2009 | 2010 | 2011 | 2012 | 2013 |
|---|---|---|---|---|---|---|
| **Sit Global Dividend Growth Class I** | **-5.25%** | **24.65%** | **11.58%** | **-2.58%** | **13.61%** | **13.92%** |
| **Sit Global Dividend Growth Class S** | **-5.31** | **24.40** | **11.32** | **-2.89** | **13.35** | **13.72** |
| Composite Index | -21.11 | 28.67 | 12.21 | -3.78 | 16.64 | 18.42 |


Sit Global Dividend Growth Class I
Composite Index
30%
20%
10%
0%
0%
-10%
-20%
-30%
2008
2009
2010
2011
2012
2013

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) The SEC yield reflects the rate at which the Fund is earning income on its current portfolio of securities, while the distribution rate reflects the Fund's past dividends paid to shareholders based on net investment income distributed and the average NAV during the past 12 months. Accordingly the Fund's SEC yield and distribution rate may differ. Dividends are paid quarterly.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

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# International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Sector Allocation

as of 9/30/2013


Cash & Other Net Assets 2.9%
Finance 16.9%
Producer Manufacturing 12.4%
Consumer Non-Durables 11.1%
Health Technology 11.1%
Energy Minerals 6.6%
Retail Trade 6.1%
Consumer Durables 5.7%
Process Industries 5.7%
Sectors less than 5% 21.5%

## Portfolio Structure by Region

as of 9/30/2013


Europe
67.6%
63.9%
Asia
24.8%
35.7%
Other
4.7%
0.4%
Cash & Other Net Assets
2.9%
0.0%
MSCI EAFE Growth Index
Sit International Growth Fund
0
10
20
30
40
50
60
70
80

## Top Stock Holdings

as of 9/30/2013

| Company | % of Net Assets |
|---|---|
| Nestle SA | 3.0% |
| British American Tobacco, PLC | 2.9 |
| Diageo, PLC, ADR | 2.9 |
| Centrica, PLC | 2.8 |
| BHP Billiton, Ltd. | 2.7 |
| Syngenta AG | 2.6 |
| SGS SA | 2.5 |
| SGS SA | 2.5 |
| Roche Holding AG | 2.5 |
| Inditex SA | 2.3 |
| Honda Motor Co., Ltd. | 2.3 |
| Number of Holdings: 68 | Top 10: 26.5% |

## Complete List of Holdings

Holdings as of September 30, 2013.

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The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices



# International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit International Growth Fund** | **9.70%** | **19.73%** | **8.39%** | **4.90%** | **6.38%** | **4.27%** |
| Morgan Stanley EAFE Growth Index | 10.50 | 23.27 | 8.88 | 6.79 | 8.00 | 4.32 |

*Not Annualized; **Inception Date of 11/1/91

## About the Fund

| | |
|---|---|
| Net Assets (as of 9/30/2013): | $23.3 Million |
| Inception Date: | 11/1/91 |
| Lead Manager Tenure: | Since 1/1/98 |
| Ticker Symbol: | SNGRX |
| Sit Fund Number: | 6 |
| CUSIP Number: | 82980D-10-3 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Fund Management

**Roger J. Sit**

- 23 Years of industry experience.

**Tasha M. Murdoff**

- 17 Years of industry experience.

Click for Full Biographies

## Fund Facts

- The Fund seeks long-term growth.

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

## Top Five Stock Holdings

as of 9/30/2013

- Nestle SA
- British American Tobacco, PLC
- Diageo, PLC, ADR
- Centrica, PLC
- BHP Billiton, Ltd.

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**The Sit Mutual Funds**
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices

**Notes**

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

*Sit International Growth Fund* invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.



# International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit International Growth Fund** | **9.70%** | **19.73%** | **8.39%** | **4.90%** | **6.38%** | **4.27%** |
| MSCI EAFE Growth Index | 10.50 | 23.27 | 8.88 | 6.79 | 8.00 | 4.32 |

*Not Annualized; **Inception Date of 11/1/91


25%
20%
15%
10%
5%
0%
Sit International Growth Fund
MSCI EAFE Growth Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 1991 | 1992 | 1993 | 1994 | 1995 | 1996 |
|---|---|---|---|---|---|---|
| **Sit International Growth Fund** | **4.10%** | **2.69%** | **48.37%** | **-2.99%** | **9.36%** | **10.31%** |
| MSCI EAFE Growth Index | 1.41 | -13.01 | 25.14 | 4.52 | 11.38 | 3.46 |
| | **1997** | **1998** | **1999** | **2000** | **2001** | **2002** |
| **Sit International Growth Fund** | **4.81%** | **18.95%** | **50.77%** | **-26.66%** | **-33.26%** | **-29.84%** |
| MSCI EAFE Growth Index | 2.11 | 22.21 | 29.46 | -24.51 | -24.58 | -16.02 |
| | **2003** | **2004** | **2005** | **2006** | **2007** | **2008** |
| **Sit International Growth Fund** | **28.70%** | **12.97%** | **14.67%** | **18.19%** | **16.08%** | **-44.99%** |
| MSCI EAFE Growth Index | 31.99 | 16.12 | 13.28 | 22.33 | 16.45 | -42.70 |
| | **2009** | **2010** | **2011** | **2012** | **2013** | |
| **Sit International Growth Fund** | **27.65%** | **9.51%** | **-10.80%** | **18.79%** | **12.16%** | |
| MSCI EAFE Growth Index | 29.36 | 12.25 | -12.11 | 16.86 | 16.54 | |


60%
40%
20%
-20%
-40%
-60%
Sit International Growth Fund
MSCI EAFE Growth Index
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

## Growth of $10,000
as of 9/30/2013


$25,000
$20,000
$15,000
$10,000
$5,000
1/1/2004
1/1/2006
1/1/2008
1/1/2010
1/1/2012
Sit International Growth Fund
MSCI EAFE Growth Index

The sum of $10,000 invested on and held until 9/30/2013 would have declined to $18,554 in the Fund or $21,588 in the MSCI EAFE Growth Index assuming reinvestment of all dividends and capital gains.

**Notes**

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

*Sit International Growth Fund* invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

**Important Legal Information**



# Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

## Sector Allocation

as of 9/30/2013


Cash & Other Net Assets 0.7%
Technology Services 14.5%
Electronic Technology 12.9%
Health Technology 12.2%
Retail Trade 10.8%
Consumer Non-Durables 9.5%
Producer Manufacturing 9.4%
Consumer Services 4.7%
Process Industries 4.5%
Sectors Less than 4% 20.8%

## Top Stock Holdings

as of 9/30/2013

| Company | % of Net Assets |
|---|---|
| Google, Inc. | 3.9% |
| Apple, Inc. | 3.3 |
| International Business Machines Corp. | 2.9 |
| Visa, Inc. | 2.4 |
| Gilead Sciences, Inc. | 2.1 |
| Qualcomm, Inc. | 2.1 |
| Oracle Corp. | 2.0 |
| PepsiCo, Inc. | 2.0 |
| Philip Morris International, Inc. | 1.9 |
| Ecolab, Inc. | 1.9 |
| Number of Holdings: 86 | Top 10: 24.4% |

## Complete List of Holdings

Holdings as of September 30, 2013.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices

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**Important Legal Information**
**Important Legal Information**



# Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Large Cap Growth Fund** | **6.61%** | **14.64%** | **13.71%** | **8.16%** | **7.67%** | **9.77%** |
| Russell 1000® Growth Index | 8.11 | 19.27 | 16.94 | 12.07 | 7.82 | 10.84 |

*Not Annualized; **Inception Date of 9/2/82

## About the Fund

| | |
|---|---|
| Net Assets (as of 9/30/2013): | $199.3 Million |
| Inception Date: | 9/2/82 |
| Lead Manager Tenure: | Since 1/1/98 |
| Ticker Symbol: | SNIGX |
| Sit Fund Number: | 2 |
| CUSIP Number: | 829797-10-9 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Fund Management

**Roger J. Sit**

- 23 Years of industry experience.

**Ronald D. Sit, CFA**

- 28 Years of industry experience.

**Michael J. Stellmacher, CFA**

- 22 Years of industry experience.

Click for Full Biographies

## Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

## Top Five Stock Holdings

as of 9/30/2013

- Google, Inc.
- Apple, Inc.
- International Business Machines Corp.
- Visa, Inc.
- Gilead Sciences, Inc.

**Notes**

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Daily Prices
Account Access
Contact Us
Documents
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### Search

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### E-Mail Updates

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### Open an Account

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The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices



# Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Large Cap Growth Fund** | **6.61%** | **14.64%** | **13.71%** | **8.16%** | **7.67%** | **9.77%** |
| Russell 1000® Growth Index | 8.11 | 19.27 | 16.94 | 12.07 | 7.82 | 10.84 |

*Not Annualized; **Inception Date of 9/2/82


Sit Large Cap Growth Fund
Russell 1000® Growth Index
20%
15%
10%
5%
0%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 1981 | 1982 | 1983 | 1984 | 1985 | 1986 | 1987 |
|---|---|---|---|---|---|---|---|
| **Sit Large Cap Growth Fund** | **4.90%** | **36.18%** | **12.94%** | **5.44%** | **23.48%** | **21.83%** | **5.32%** |
| Russell 1000® Growth Index | 4.23 | 24.45 | 15.98 | -0.95 | 32.85 | 15.36 | 5.31 |
| | **1988** | **1989** | **1990** | **1991** | **1992** | **1993** | **1994** |
| **Sit Large Cap Growth Fund** | **5.33%** | **32.02%** | **-2.37%** | **32.72%** | **4.94%** | **3.15%** | **2.83%** |
| Russell 1000® Growth Index | 11.27 | 35.92 | -0.26 | 41.16 | 5.01 | 2.90 | 2.66 |
| | **1995** | **1996** | **1997** | **1998** | **1999** | **2000** | **2001** |
| **Sit Large Cap Growth Fund** | **31.66%** | **23.05%** | **31.70%** | **30.56%** | **33.41%** | **-13.84%** | **-27.70%** |
| Russell 1000® Growth Index | 37.18 | 23.12 | 30.48 | 38.72 | 33.16 | -22.43 | -20.42 |
| | **2002** | **2003** | **2004** | **2005** | **2006** | **2007** | **2008** |
| **Sit Large Cap Growth Fund** | **-30.58%** | **26.34%** | **12.79%** | **9.59%** | **9.54%** | **14.14%** | **-34.10%** |
| Russell 1000® Growth Index | -27.89 | 29.76 | 6.30 | 5.27 | 9.08 | 11.81 | -38.44 |
| | **2009** | **2010** | **2011** | **2012** | **2013** | | |
| **Sit Large Cap Growth Fund** | **28.14%** | **10.79%** | **-0.53%** | **13.96%** | **16.62%** | | |
| Russell 1000® Growth Index | 37.21 | 16.71 | 2.64 | 15.26 | 20.87 | | |


Sit Large Cap Growth Fund
Russell 1000® Growth Index
60%
40%
20%
0%
-20%
-40%
1981
1983
1985
1987
1989
1991
1993
1995
1997
1999
2001
2003
2005
2007
2009
2011
2013

## Growth of $10,000
as of 9/30/2013


$25,000
$20,000
$15,000
$10,000
$5,000
1/1/2004
1/1/2006
1/1/2008
1/1/2010
1/1/2012
Sit Large Cap Growth Fund
Russell 1000® Growth Index

The sum of $10,000 invested on and held until 9/30/2013 would have declined to $20,932 in the Fund or $21,241 in the Russell 1000® Growth Index assuming reinvestment of all dividends and capital gains.

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Search

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important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



# Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

## Sector Allocation
as of 9/30/2013


Cash & Other Net Assets
0.6%
Technology Services
11.7%
Producer Manufacturing
10.9%
Retail Trade
10.3%
Finance
9.6%
Process Industries
8.4%
Health Technology
7.5%
Electronic Technology
6.9%
Industrial Services
6.4%
Sectors Less Than 6%
27.7%

## Top Stock Holdings
as of 9/30/2013

| Company | % of Net Assets |
|---|---|
| TJX Cos., Inc. | 2.7% |
| ANSYS, Inc. | 2.5 |
| Ecolab, Inc. | 2.3 |
| Dunkin' Brands Group, Inc. | 2.0 |
| Ultimate Software Group, Inc. | 2.0 |
| Waste Connections, Inc. | 2.0 |
| Iconix Brand Group, Inc. | 1.9 |
| Cognizant Technology Solutions Corp. | 1.9 |
| priceline.com, Inc. | 1.8 |
| Dick's Sporting Goods, Inc. | 1.7 |
| Number of Holdings: 90 | Top 10: 20.8% |

## Complete List of Holdings

Holdings as of September 30, 2013.

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**Important Legal Information**

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



# Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Mid Cap Growth Fund** | **11.42%** | **24.41%** | **15.09%** | **11.06%** | **9.42%** | **11.99%** |
| Russell Midcap® Growth Index | 9.34 | 27.53 | 17.65 | 13.92 | 10.16 | -- |

*Not Annualized; **Inception Date of 9/2/82

## About the Fund

| | |
|---|---|
| Net Assets (as of 9/30/2013): | $165.4 Million |
| Inception Date: | 9/2/82 |
| Lead Manager Tenure: | Since 9/2/82 |
| Ticker Symbol: | NBNGX |
| Sit Fund Number: | 1 |
| CUSIP Number: | 829796-10-1 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Fund Management

**Roger J. Sit**

- 23 Years of industry experience.

**Kent L. Johnson, CFA**

- 24 Years of industry experience.

**Robert W. Sit, CFA**

- 22 Years of industry experience.

Click for Full Biographies

## Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

## Top Five Stock Holdings

as of 9/30/2013

- TJX Cos., Inc.
- ANSYS, Inc.
- Ecolab, Inc.
- Dunkin' Brands Group, Inc.
- Ultimate Software Group, Inc.

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

*Sit Mid Cap Growth Fund* primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

## Search

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## E-Mail Updates

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## Open an Account

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# Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Daily Prices
Account Access
Contact Us
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The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Mid Cap Growth Fund** | **11.42%** | **24.41%** | **15.09%** | **11.06%** | **9.42%** | **11.99%** |
| Russell Midcap® Growth Index | 9.34 | 27.53 | 17.65 | 13.92 | 10.16 | N/A |

*Not Annualized; **Inception Date of 9/2/82


30%
20%
10%
0%
Sit Mid Cap Growth Fund
Russell Mid Cap™ Growth Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 1981 | 1982 | 1983 | 1984 | 1985 | 1986 | 1987 |
|---|---|---|---|---|---|---|---|
| **Sit Mid Cap Growth Fund** | **6.10%** | **64.15%** | **26.75%** | **-3.20%** | **43.65%** | **10.33%** | **5.50%** |
| Russell Midcap® Growth Index | N/A | N/A | N/A | N/A | N/A | 17.55 | 2.76 |
| | **1988** | **1989** | **1990** | **1991** | **1992** | **1993** | **1994** |
| **Sit Mid Cap Growth Fund** | **9.77%** | **35.15%** | **-2.04%** | **65.50%** | **-2.14%** | **8.55%** | **-0.47%** |
| Russell Midcap® Growth Index | 12.92 | 31.49 | -5.13 | 47.03 | 8.71 | 11.19 | -2.16 |
| | **1995** | **1996** | **1997** | **1998** | **1999** | **2000** | **2001** |
| **Sit Mid Cap Growth Fund** | **33.64%** | **21.87%** | **17.70%** | **6.84%** | **70.65%** | **-4.35%** | **-33.39%** |
| Russell Midcap® Growth Index | 33.98 | 17.48 | 22.54 | 17.87 | 51.29 | -11.75 | -20.15 |
| | **2002** | **2003** | **2004** | **2005** | **2006** | **2007** | **2008** |
| **Sit Mid Cap Growth Fund** | **-34.64%** | **38.51%** | **17.02%** | **15.27%** | **9.56%** | **18.87%** | **-45.34%** |
| Russell Midcap® Growth Index | -27.41 | 42.71 | 15.48 | 12.10 | 10.65 | 11.44 | -44.32 |
| | **2009** | **2010** | **2011** | **2012** | **2013** | | |
| **Sit Mid Cap Growth Fund** | **-34.64%** | **27.10%** | **-6.53%** | **18.36** | **21.37%** | | |
| Russell Midcap® Growth Index | -27.41 | 26.38 | -1.65 | 15.81 | 25.42 | | |


75%
50%
25%
0%
-25%
-50%
Sit Mid Cap Growth Fund
Russell Mid-Cap™ Growth Index
1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013

## Growth of $10,000
as of 9/30/2013


$30,000
$23,000
$16,000
$9,000
$2,000
1/1/2004
1/1/2006
1/1/2008
1/1/2010
1/1/2012
Sit Mid Cap Growth Fund
Russell 1000® Growth Index

The sum of $10,000 invested on and held until 9/30/2013 would have declined to $24,610 in the Fund or $26,324 in the Russell Mid Cap® Growth Index assuming reinvestment of all dividends and capital gains.

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

*Sit Mid Cap Growth Fund* primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

Sit Investment Associates
Sit Mutual Funds
Investor Service Line: 1-800-332-5580 | e-mail: info@sitinvest.com | Site Map



# Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Sector Allocation

as of 9/30/2013


Cash & Other Net Assets
2.1%
Sectors less than 3%
9.0%
Multi Family Mortgage
19.4%
Municipal Lease
4.0%
Transportation
4.2%
Utility
5.2%
Other Revenue
8.1%
Single Family Mortgage
17.5%
Education/Student Loan
13.4%
Hospital / Health Care
17.1%

## Quality Ratings

(% of Total Net Assets)

as of 9/30/2013


Other Assets and Liabilities
2.1%
AAA
5.6%
Not Rated*
32.0%
AA
24.4%
Less Than BBB
1.6%
BBB
14.5%
A
19.8%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

| | AAA | AA | A | BBB | BB | >BB |
|---|---|---|---|---|---|---|
| *Assessment of Non-Rated Securities | 0.0% | 1.8% | 0.8% | 9.4% | 19.8% | 0.2% |

## Complete List of Holdings

Holdings as of September 30, 2013.

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The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices



# Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Minnesota Tax-Free Income Fund** | **-1.53%** | **-3.11%** | **3.25%** | **5.78%** | **4.08%** | **4.76%** |
| Barclays 5-Yr Municipal Bond Index | 0.87 | -0.24 | 2.71 | 4.90 | 3.85 | 4.74 |

*Not Annualized; **Inception Date of 12/1/93

## About the Fund

| | |
|---|---|
| Net Assets (as of 9/30/2013): | $366.8 Million |
| Inception Date: | 12/1/93 |
| Lead Manager Tenure: | Since 12/1/93 |
| Ticker Symbol: | SMTFX |
| Sit Fund Number: | 7 |
| CUSIP Number: | 82979K-10-0 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Fund Facts

- The Fund seeks high current income that is exempt from federal regular income tax and Minnesota regular personal income tax consistent with preservation of capital.
- Lead portfolio manager has been at the helm of this Fund since inception over 12 years ago.

## Fund Management

**Michael C. Brilley**

- 44 Years of industry experience.

**Debra A. Sit, CFA**

- 30 Years of industry experience.

**Paul J. Jungquist, CPA, CFA**

- 18 Years of industry experience.

Click for Full Biographies

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

**Notes**

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

**The Sit Mutual Funds**
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

## Support Minnesota Communities



Click for a larger version.

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## Open an Account

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## Performance Table

View the quarterly performance of the Fund.



**Important Legal Information**

# Minnesota Tax-Free Income Fund



Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Overview | Performance | Holdings | Expenses | Management | How to Invest

Daily Prices
Account Access
Contact Us
Documents
Applications

## Yields and Durations
as of 9/30/2013

| | 30-Day SEC Yield | Tax Equivalent Yield[1] | 12-Month Distribution Rate | Average Maturity | Duration to Est. Avg. Life [2] | Implied Duration[2] |
|---|---|---|---|---|---|---|
| **Sit Minnesota Tax-Free Income** | **4.34%** | **NaN%** | **3.36%** | **16.7 Years** | **5.8 Years** | **N/A Years** |

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Minnesota Tax-Free Income Fund** | **-1.53%** | **-3.11%** | **3.25%** | **5.78%** | **4.08%** | **4.76%** |
| Barclays 5-Yr Municipal Bond Index | 0.87 | -0.24 | 2.71 | 4.90 | 3.85 | 4.74 |

*Not Annualized; **Inception Date of 12/1/93


Sit Minnesota Tax-Free Income Fund
Barclays Capital 5-Yr Municipal Bond Index
10%
5%
0%
-5%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 1993 | 1994 | 1995 | 1996 | 1997 | 1998 |
|---|---|---|---|---|---|---|
| **Sit Minnesota Tax-Free Income Fund** | **1.60%** | **0.63%** | **11.90%** | **5.89%** | **8.19%** | **6.14%** |
| Barclays 5-Year Municipal Bond Index | 1.46 | -1.28 | 11.65 | 4.22 | 6.38 | 5.84 |
| | **1999** | **2000** | **2001** | **2002** | **2003** | **2004** |
| **Sit Minnesota Tax-Free Income Fund** | **-3.82%** | **8.09%** | **5.85%** | **7.06%** | **4.42%** | **3.68%** |
| Barclays 5-Year Municipal Bond Index | 0.74 | 7.72 | 6.21 | 9.27 | 4.13 | 2.72 |
| | **2005** | **2006** | **2007** | **2008** | **2009** | **2010** |
| **Sit Minnesota Tax-Free Income Fund** | **4.44%** | **4.92%** | **1.04%** | **-10.75%** | **22.04%** | **3.18%** |
| Barclays 5-Year Municipal Bond Index | 0.95 | 3.34 | 5.15 | 5.78 | 7.40 | 3.40 |
| | **2011** | **2012** | **2013** | | | |
| **Sit Minnesota Tax-Free Income Fund** | **10.64%** | **7.24%** | **-3.91%** | | | |


Sit Minnesota Tax-Free Income Fund
Barclays Capital 5-Year Municipal Bond Index
25%
20%
15%
10%
5%
0%
-5%
-10%
-15%
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

## Growth of $10,000
as of 9/30/2013


$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
1/1/1995
1/1/2000
1/1/2005
1/1/2010
Sit Minnesota Tax-Free Income Fund
Barclays 5-Year Muni Bond Index

The sum of $10,000 invested at inception (12/1/93) and held until 9/30/2013 would have grown to $25,175 in the Fund or $25,071 in the Barclays 5-Year Municipal Bond Index assuming reinvestment of all dividends and capital gains.

## Search

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## Open an Account

It's easy to open an account. Prospectuses and applications are available online.

## Performance Table

View the quarterly performance of the Fund.



### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) For individuals in the 43.4% federal tax bracket and 7.85% MN tax brackets.

(2) Duration is a measure which reflects estimated price sensitivity to given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Estimated average life duration is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio. Implied duration is calculated based on historical price changes of securities held by the Fund. The Adviser believes that the portfolio implied duration is a more accurate estimate of price sensitivity provided interest rates remain within their historical range. If interest rates exceed the historical range, the estimated average life duration may be a more accurate estimate of price sensitivity.

may be a more accurate estimate of price sensitivity.



# Quality Income Fund

Ticker: SQIFX

Fund Type: Government/Corporate

## Sector Allocation
as of 9/30/2013


CMO (non-agency) 3.0%
Cash & Other Net Assets 2.3%
Taxable Municipal 5.6%
Mortgage Pass-Through (Agy.) 7.7%
Asset-Backed (non-agency) 11.9%
U.S. Treasury/Federal Agency 43.5%
Corporate Bonds 26.0%

## Complete List of Holdings

Holdings as of September 30, 2013.

Daily Prices
Account Access
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The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices



# Quality Income Fund

Ticker: SQIFX

Fund Type: Government/Corporate

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | Since Inception** |
|---|---|---|
| **Sit Quality Income Fund** | **0.11%** | **0.35%** |
| Barclays U.S. 1-3 Year Gov't/Credit Index | 0.40 | 0.47 |

*Not Annualized; **Inception Date of 9/29/88

## About the Fund

| | |
|---|---|
| Net Assets (as of 12/31/12): | $0.0 Million |
| Inception Date: | 12/31/12 |
| Lead Manager Tenure: | Since 2012 |
| Ticker Symbol: | SQIFX |
| Sit Fund Number: | 22 |
| CUSIP Number: | 82979K-50-6 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Fund Management

**Michael C. Brilley**

- 44 Years of industry experience.

**Bryce A. Doty, CFA**

- 23 Years of industry experience.

**Mark H. Book, CFA, CMA**

- 25 Years of industry experience.

**Christopher M. Rasmussen, CFA**

- 12 Years of industry experience.

Click for Full Biographies

## Fund Facts

- The Fund seeks high current income and safety of principal.
- Lead portfolio manager has been at the helm of this Fund since inception.

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

## Search

Go

## E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send Reset

## Open an Account

It's easy to open an account. Prospectuses and applications are available online.

### Notes

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



# Quality Income Fund

Ticker: SQIFX

Fund Type: Government/Corporate

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Yields and Durations
as of 9/30/2013

| | 30-Day SEC Yield | Average Maturity | Effective Duration[1] |
|---|---|---|---|
| **Sit Quality Income Fund** | **1.1%** | **6.4 Years** | **0.3 Years** |

## Average Annual Returns
as of 9/30/2013

| | Three Month* | Since Inception** |
|---|---|---|
| **Sit Quality Income Fund** | **0.11%** | **0.35%** |
| Barclays U.S. 1-3 Year Gov't/Credit Index | 0.40 | 0.47 |

*Not Annualized; **Inception Date of 6/2/87


Sit Quality Income Fund
Barclays U.S. 1-3 Year Gov't/Credit Index
5%
0%
-5%
Three Month
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 2013 |
|---|---|
| **Sit Quality Income Fund** | **0.35%** |
| Barclays U.S. 1-3 Year Gov't/Credit Index | 0.47 |


Sit Quality Income Fund
Barclays U.S. 1-3 Year Gov't/Credit Index
5%
4%
3%
2%
1%
0%
2013

## Growth of $10,000
as of 9/30/2013


$11,000
$10,500
$10,000
$9,500
$9,000
1/1/2013
3/1/2013
5/1/2013
7/1/2013
9/1/2013
Sit Quality Income Fund
Barclays U.S. 1-3 Year Gov't/Credit Index

The sum of $10,000 invested at inception (12/31/13) and held until 9/30/2013 would have grown to $10,035 in the Fund or $10,047 in the Barclays U.S. 1-3 Year Gov't/Credit Index assuming reinvestment of all dividends and capital gains.

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) Effective duration is a measure which reflects estimated price sensitivity to a given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Effective duratin is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio.

The Sit Mutual Funds
Balanced Fund
Developing Markets Growth Fund
Dividend Growth Fund
Global Dividend Growth Fund
International Growth Fund
Large Cap Growth Fund
Mid Cap Growth Fund
Minnesota Tax-Free Income Fund
Quality Income Fund
Small Cap Growth Fund
Tax-Free Income Fund
U.S. Government Securities Fund
Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us
Documents
Applications

Search

Go

E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send Reset

Open an Account

It's easy to open an account. Prospectuses and applications are available online.

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of



# Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

## Sector Allocation
as of 9/30/2013


Cash & Other Net Assets
0.9%
Producer Manufacturing
12.9%
Technology Services
12.9%
Health Technology
10.3%
Finance
8.7%
Electronic Technology
6.6%
Consumer Durables
6.4%
Industrial Services
6.0%
Retail Trade
5.3%
Sectors less than 5.3%
30.0%

## Top Stock Holdings
as of 9/30/2013

| Company | % of Net Assets |
|---|---|
| Gulfport Energy Corp. | 2.8% |
| Ultimate Software Group, Inc. | 2.7 |
| Polaris Industries, Inc. | 2.2 |
| Concur Technologies, Inc. | 2.1 |
| ANSYS, Inc. | 2.1 |
| Dunkin' Brands Group, Inc. | 2.0 |
| Snap-On, Inc. | 2.0 |
| Affiliated Managers Group, Inc. | 2.0 |
| First Republic Bank/CA | 1.9 |
| Buffalo Wild Wings, Inc. | 1.9 |
| Number of Holdings: 96 | Top 10: 21.7% |

## Complete List of Holdings

Holdings as of September 30, 2013.

Daily Prices
Account Access
Contact Us
Documents
Applications

### Search

Go

### E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send | Reset

### Open an Account

It's easy to open an account. Prospectuses and applications are available online.

The Sit Mutual Funds
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices

**Important Legal Information**

# Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth



Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

## Performance

Average Annual Returns As of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Small Cap Growth** | **13.92%** | **27.29%** | **17.33%** | **12.36%** | **9.63%** | **11.19%** |
| Russell 2000® Growth Index | 12.80 | 33.07 | 19.96 | 13.17 | 9.85 | 7.85 |

*Not Annualized; **Inception Date of 7/1/94

## About the Fund

| | |
|---|---|
| Net Assets (as of 9/30/2013): | $96.1 Million |
| Inception Date: | 7/1/94 |
| Lead Manager Tenure: | Since 7/1/94 |
| Ticker Symbol: | SSMGX |
| Sit Fund Number: | 10 |
| CUSIP Number: | 82980D-30-1 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Fund Facts

- The Fund seeks to maximize long-term capital appreciation.

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

## Fund Management

**Roger J. Sit**

- 23 Years of industry experience.

**Kent L. Johnson, CFA**

- 24 Years of industry experience.

**Robert W. Sit, CFA**

- 22 Years of industry experience.

**Michael J. Stellmacher, CFA**

- 22 Years of industry experience.

Click for Full Biographies

## Top Five Stock Holdings

as of 9/30/2013

- Gulfport Energy Corp.
- Ultimate Software Group, Inc.
- Polaris Industries, Inc.
- Concur Technologies, Inc.
- ANSYS, Inc.

Daily Prices
Account Access
Contact Us
Documents
Applications

## Search

Go

## E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

Send | Reset

## Open an Account

It's easy to open an account. Prospectuses and applications are available online.

**The Sit Mutual Funds**
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

*Sit Small Cap Growth Fund* primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

### Important Legal Information

The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of any Sit Mutual Funds. Shares of the Sit Mutual Funds will not be offered or sold to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk. Loss of principal is possible. For more information on any of our Funds, download a Prospectus from this site or call 800-332-5580 to have one sent to you. The Prospectus contains important information about a fund's investment objectives, risks, and charges and expenses, and should be read carefully before investing.



# Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

## Average Annual Returns
as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Small Cap Growth Fund** | **13.92%** | **27.29%** | **17.33%** | **12.36%** | **9.63%** | **11.19%** |
| Russell 2000® Growth Index | 12.80 | 33.07 | 19.96 | 13.17 | 9.85 | 7.85 |

*Not Annualized; **Inception Date of 7/1/94


Sit Small Cap Growth Fund
Russell 2000® Growth Index
40%
30%
20%
10%
0%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

## Total Return by Calendar Year
as of 9/30/2013

| | 1994 | 1995 | 1996 | 1997 | 1998 | 1999 | 2000 |
|---|---|---|---|---|---|---|---|
| **Sit Small Cap Growth Fund** | **11.57%** | **52.16%** | **14.97%** | **7.63%** | **1.97%** | **108.63%** | **6.25%** |
| Russell 2000® Growth Index | 8.52 | 31.04 | 11.26 | 12.94 | 1.24 | 43.10 | -22.44 |
| | **2001** | **2002** | **2003** | **2004** | **2005** | **2006** | **2007** |
| **Sit Small Cap Growth Fund** | **-28.19%** | **-26.22%** | **34.57%** | **6.79%** | **18.52%** | **7.99%** | **20.43%** |
| Russell 2000® Growth Index | -9.24 | -30.27 | 48.53 | 14.31 | 4.15 | 13.34 | 7.05 |
| | **2008** | **2009** | **2010** | **2011** | **2012** | **2013** | |
| **Sit Small Cap Growth Fund** | **-42.96%** | **33.06%** | **27.28%** | **-0.23%** | **14.40** | **25.58%** | |
| Russell 2000® Growth Index | -38.54 | 34.47 | 29.09 | -2.91 | 14.59 | 32.47 | |


Sit Small Cap Growth Fund
Russell 2000® Growth Index
125%
100%
75%
50%
25%
0%
-25%
-50%
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

## Growth of $10,000
as of 9/30/2013


$30,000
$23,000
$16,000
$9,000
$2,000
1/1/2004
1/1/2006
1/1/2008
1/1/2010
1/1/2012
Sit Small Cap Growth Fund
Russel 2000® Growth Index

The sum of $10,000 invested on and held until 9/30/2013 would have declined to $25,077 in the Fund or $25,593 in the Russell 2000® Growth Index assuming reinvestment of all dividends and capital gains.

### Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

*Sit Small Cap Growth Fund* primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

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The Sit Mutual Funds referred to in this site are offered and sold only to persons residing in the United States, and are offered by Prospectus only. By using this site you agree to our Terms of Use. Information in this site does not constitute an offer to sell, or a solicitation of an offer to buy shares of



# Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

## Performance

Average Annual Returns as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Tax-Free Income Fund** | **-1.63%** | **-4.25%** | **3.13%** | **5.03%** | **3.22%** | **5.10%** |
| Barclays 5-Yr Municipal Bond Index | 0.87 | -0.24 | 2.71 | 4.90 | 3.85 | 5.49 |

*Not Annualized; **Inception Date of 9/29/88

## About the Fund

| | |
|---|---|
| Net Assets (as of 9/30/2013): | $146.8 Million |
| Inception Date: | 9/29/88 |
| Lead Manager Tenure: | Since 9/29/88 |
| Ticker Symbol: | SNTIX |
| Sit Fund Number: | 4 |
| CUSIP Number: | 829799-10-5 |
| Minimum Investment Amount: | $5,000 |
| Minimum IRA Investment Amount: | $2,000 |

## Fund Facts

- The Fund seeks high current income that is exempt from federal income tax consistent with preservation of capital.
- Lead portfolio manager has been at the helm of this Fund since inception over 18 years ago.

## Risk-Reward Spectrum


LOW RISK
LOW GROWTH POTENTIAL
HIGH RISK
HIGH GROWTH POTENTIAL

## Fund Management

**Michael C. Brilley**

- 44 Years of industry experience.

**Debra A. Sit, CFA**

- 30 Years of industry experience.

**Paul J. Jungquist, CPA, CFA**

- 18 Years of industry experience.

Click for Full Biographies

### Notes

Performance listed above is current to the most recent quarter-end. Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

### Tax-Free Income


Sit Tax-Free Income Fund

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### Performance Table

View the quarterly performance of the Fund.



### Important Legal Information



# Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

## Yields and Durations

as of 9/30/2013

| 30-Day SEC Yield | Tax Equivalent Yield[1] | 12-Month Distribution Rate | Average Maturity | Duration to Estimated Average Life [2] | Implied Duration[2] |
|---|---|---|---|---|---|
| **4.64%** | **8.20%** | **4.14%** | **17.8 Years** | **7.3 Years** | **N/A Years** |

## Average Annual Returns

as of 9/30/2013

| | Three Month* | One Year | Three Year | Five Year | Ten Year | Since Inception** |
|---|---|---|---|---|---|---|
| **Sit Tax-Free Income Fund** | **-1.63%** | **-4.25%** | **3.13%** | **5.03%** | **3.22%** | **5.10%** |
| Barclays 5-Yr Municipal Bond Index | 0.87 | -0.24 | 2.71 | 4.90 | 3.85 | 5.49 |

*Not Annualized; **Inception Date of 9/29/88


Sit Tax-Free Income Fund
Barclays 5-Yr Municipal Bond Index
10%
5%
0%
-5%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

## Total Return by Calendar Year

as of 9/30/2013

| | 1988 | 1989 | 1990 | 1991 | 1992 | 1993 | 1994 |
|---|---|---|---|---|---|---|---|
| **Sit Tax-Free Income Fund** | **2.19%** | **8.38%** | **7.29%** | **9.25%** | **7.71%** | **10.42%** | **-0.63%** |
| Barclays 5-Year Municipal Bond Index | 0.66 | 9.07 | 7.70 | 11.41 | 7.62 | 8.73 | -1.28 |
| | **1995** | **1996** | **1997** | **1998** | **1999** | **2000** | **2001** |
| **Sit Tax-Free Income Fund** | **12.86%** | **5.69%** | **9.87%** | **6.29%** | **-4.01%** | **8.32%** | **5.84%** |
| Barclays 5-Year Municipal Bond Index | 11.65 | 4.22 | 6.38 | 5.84 | 0.74 | 7.72 | 6.21 |
| | **2002** | **2003** | **2004** | **2005** | **2006** | **2007** | **2008** |
| **Sit Tax-Free Income Fund** | **5.69%** | **2.87%** | **3.96%** | **3.30%** | **3.54%** | **0.26%** | **-15.77%** |
| Barclays 5-Year Municipal Bond Index | 9.27 | 4.13 | 2.72 | 0.95 | 3.34 | 5.15 | 5.78 |
| | **2009** | **2010** | **2011** | **2012** | **2013** | | |
| **Sit Tax-Free Income Fund** | **22.42%** | **2.49%** | **10.73%** | **9.93%** | **-5.25%** | | |
| Index | 7.40 | 3.40 | 6.93 | 2.97 | -0.03 | | |


Sit Tax-Free Income Fund
Barclays Capital 5-Year Municipal Bond Index
25%
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

## Growth of $10,000

as of 9/30/2013


$40,000
$30,000
$20,000
$10,000
$0
1/1/1990
1/1/1995
1/1/2000
1/1/2005
1/1/2010
Sit Tax-Free Income Fund
Barclays Capital 5-Year Municipal Bon...

The sum of $10,000 invested at inception (9/29/88) and held until 9/30/2013 would have grown to $34,748 in the Fund or $38,093 in the Barclays 5-Year Municipal Bond Index assuming reinvestment of all dividends and capital gains.

**Notes**

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) For individuals in the 43.4% federal tax bracket.

(1) For individuals in the 43.4% federal tax bracket.

(2) Duration is a measure which reflects estimated price sensitivity to given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Estimated average life duration is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio. Implied duration is calculated based on historical price changes of securities held by the Fund. The Adviser believes that the portfolio implied duration is a more accurate estimate of price sensitivity provided interest rates remain within their historical range. If interest rates exceed the historical range, the estimated average life duration may be a more accurate estimate of price sensitivity.

**The Sit Mutual Funds**
- Balanced Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Global Dividend Growth Fund
- International Growth Fund
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Minnesota Tax-Free Income Fund
- Quality Income Fund
- Small Cap Growth Fund
- Tax-Free Income Fund
- U.S. Government Securities Fund

Investment Professionals
Service Professionals
Performance
Prices

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Account Access
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### Search

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### E-Mail Updates

Enter your e-mail address to receive information about the Sit Mutual Funds.

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### Open an Account

It's easy to open an account. Prospectuses and applications are available online.

### Performance Table

View the quarterly performance of the Fund.

